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                                                                   EXHIBIT 10.37


                             Employment Agreement
                                for James Lewis

                              Levi Strauss & Co.
                                  April 2000

                          Revised as of May 15, 2000
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Contents


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

Section 1. Term of Employment                                             1

Section 2. Definitions                                                    1

Section 3. Position and Responsibilities                                  4

Section 4. Standard of Care                                               4

Section 5. Compensation                                                   4

Section 6. Expenses                                                       6

Section 7. Employment Terminations                                        6

Section 8. Change in Control                                              9

Section 9. Assignment                                                    10

Section 10. Legal Fees and Notice                                        11

Section 11. Miscellaneous                                                11

Section 12. Confidentiality and Noncompetition                           12

Section 13. Governing Law                                                13

Section 14. Indemnification                                              13

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Levi Strauss
Employment Agreement for James Lewis

   This EMPLOYMENT AGREEMENT is made, entered into, and is effective as of this 24th day of April 2000 (herein referred to as the "Effective Date"), by and between Levi Strauss & Co. (hereinafter referred to as the "Company"), a Delaware corporation having its principal offices in California and James Lewis (hereinafter referred to as the "Executive").

   WHEREAS, the Executive will be employed by the Company in the capacity of President, Levi Strauss Americas.

   WHEREAS, the Executive will possess considerable experience and knowledge of the business and affairs of the Company, its policies, methods, personnel, and operations;

   WHEREAS, the Company recognized that the Executive's contribution will be substantial and meritorious and, as such, the Executive has unique qualifications to act in an executive capacity for the Company; and

   WHEREAS, the Company is desirous of assuring the employment of the Executive in the above stated capacity, and the Executive is desirous of such assurance.

   NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Term of Employment

   The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company in accordance with the terms and conditions set forth herein, for a period of five (5) years, commencing as of the Effective Date of this Agreement as indicated above; subject however, to earlier termination as expressly provided herein.

   Either party may terminate this Agreement prior to the end of the five (5) year period by giving the other party sixty (60) days prior written notice.

Section 2. Definitions

   2.1  "Agreement" means this Employment Agreement for James Lewis.

   2.2 "Annual Bonus" means the annual bonus to be paid to the Executive in accordance with the Company's annual bonus program as described in
        Section 5.2 herein.

   2.3 "Base Salary" means the salary of record paid to the Executive as annual salary, pursuant to Section 5.1, excluding amounts received under incentive or other bonus plans, whether or not deferred.

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   2.4  "Beneficial Owner" shall have the meaning ascribed to such term in Rule
        13d-3 of the General Rules and Regulations under the Securities Exchange Act.

   2.5 "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.6 herein.

   2.6 "Board" or "Board of Directors" means the Board of Directors of the Company.

   2.7  "Cause" means the Executive's:

        (a) Willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from Disability or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has willfully failed to substantially perform his duties, and after the Executive has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand;
        (b)  Conviction of a felony involving a crime of moral turpitude; or

        (c) Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

   For purposes of determining Cause, no act or omission by the Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act based upon: (a) authority given pursuant to a resolution duly adopted by the Board, or (b) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

   2.8 "Change in Control" or "CIC" of the Company shall be deemed to have occurred as of the first day that any of the following conditions is satisfied: there is consummated: (i) a plan of complete liquidation of the Company; or (ii) a sale or disposition of assets that generated fifty (50%) percent or more of the Company's total net sales (as set forth in the audited financial statements for the most recently ended fiscal year) in one or a series of related transactions over the immediately preceding twenty-four (24) month period; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five (65%) percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

        However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group, which consummates the

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        Change-in-Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group except for: (i) passive ownership of less than three (3%) percent of the stock of the purchasing company, or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors.

   2.9 "CIC Severance Benefits" means the payment of severance compensation associated with a Qualifying Termination occurring subsequent to a Change in Control, as described in Section 8.3.

   2.10 "Code" means the United States Internal Revenue Code of 1986, as amended.

   2.11 "Company" means Levi Strauss & Co., a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in
        Section 9.1 herein.

   2.12 "Director" means any individual who is a member of the Board of Directors of the Company.

   2.13 "Disability" or "Disabled" means for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company.

   2.14 "Effective Date" means April 24, 2000, or such other date as the Board shall designate.

   2.15 "Effective Date of Termination" means the date on which a termination occurs which triggers the payment of Severance Benefits or CIC Severance Benefits hereunder.

   2.16 "Executive" means James Lewis.

   2.17 "Good Reason" shall mean, without the Executive's express written consent, a material reduction in job responsibilities including, but not limited to, a change in the Executive's reporting relationships to the Chief Executive Officer (CEO).

   2.18 "Leadership Shares" means the award granted under the Company's long-term incentive plan.

   2.19 "Levi Strauss Deferred Compensation Plan" means the Company's deferred compensation plan.

   2.20 "Notice of Termination" means a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

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   2.21 "Person" shall have the meaning ascribed to such term in Section 3(a)(9)
        of the Securities Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

   2.22 "Personnel Committee" means the Personnel Committee of the Board, or any other committee appointed by the Board to perform the functions of the Personnel Committee.

   2.23 "Qualifying Termination" means any of the events described in Section
        8.2 herein, the occurrence of which triggers the payment of CIC Severance Benefits hereunder.

   2.24 "Retirement Benefit SERP" means the nonqualified benefit arrangement maintained by the Company which provides various retirement benefits to certain executives of the Company.

   2.25 "Securities Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

   2.26 "Severance Benefits" means the payment of severance compensation as provided in Section 7.4 herein, and not payable due to a Change in Control of the Company.

Section 3. Position and Responsibilities

   During the term of this Agreement, the Executive agrees to serve as President, Levi Strauss Americas. In his capacity as President, Levi Strauss Americas, the Executive shall report directly to the Chief Executive Officer of the Company, Philip Marineau, and shall maintain the level of duties and responsibilities as in effect as of the Effective Date, or such higher level of duties and responsibilities as he may be assigned during the term of this Agreement or any subsequent term.

Section 4. Standard of Care

   During the term of this Agreement or any subsequent term, the Executive agrees to devote substantially his full time, attention, and energies to the Company's business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, subject to Section 12 herein, the Executive may serve as a director of other companies so long as it is approved by the Chief Executive Officer of the Company. The Executive covenants, warrants, and represents that he shall:

   (a) Devote his full and best efforts to the fulfillment of his employment obligations; and

   (b) Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties.

Section 5. Compensation

   As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

   5.1 Base Salary. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board's

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designee; provided, however, that such Base Salary shall not be less than
$750,000 per year. This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company. The Base Salary shall be reviewed at least annually following the Effective Date of this Agreement in accordance with the salary review policy of the Company, while this Agreement is in force, to ascertain whether, in the judgment of the Board or the Board's designee, such Base Salary should be increased based primarily on the performance of the Executive during the year. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement and shall not, in any event, be decreased in any year.

   5.2 Annual Bonus. In addition to his Base Salary, the Executive shall be entitled to participate in the Company's short-term incentive program, as such program may exist from time to time, at a level commensurate with his position, as determined at the sole discretion of the Company's Personnel Committee; provided, however, that the minimum targeted short-term incentive opportunity in any one fiscal year shall be 55% percent of the Executive's Base Salary and the maximum incentive opportunity shall be 110% of the Executive's Base Salary.

       For 2000, the Executive is guaranteed his minimum targeted annual bonus of 55% of Base Salary ($412,500).

   5.3 Long-Term Incentives. The Executive shall be eligible to participate in the Company's long-term incentive plans as such shall be amended or superseded from time to time, at a level commensurate with his position, as determined in the sole discretion of the Company's Personnel Committee.

   For the 2000 grant, the Company will grant to the Executive 108,000 Leadership Shares under the Company's Leadership Shares Plan. This award reflects three elements: a regular annual grant of 42,500 shares, a special sign on grant of 40,000 shares and a replacement for options forfeited upon leaving his previous employer of 25,500 shares. In addition, the Executive will be compensated for the 23,300 Transformation Shares of his restricted stock forfeited at his previous employer, which shall be paid no later than January 31, 2001.

   5.4 Retirement Benefits. The Company shall provide to the Executive participation in all Company qualified defined benefit and defined contribution retirement plans, subject to the eligibility and participation requirements of such plans. In addition, the Company shall provide to the Executive participation in all other nonqualified retirement programs typically offered to executives at the Company.

   Nothing in this paragraph shall be construed as obligating the Company to refrain from changing, and/or amending the nonqualified retirement programs, so long as such changes are similarly applicable to all executives generally.

   5.5 Employee Benefits. During the term of this Agreement, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits to which other executives and employees of the Company are entitled to receive, as commensurate with his position, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally. Such benefits shall include, but

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shall not be limited to, group term life insurance, comprehensive health and major medical insurance, dental insurance, and short-term and long-term disability.

   The Executive shall be entitled to participate in the Company's Deferred Compensation Plan.

   The Executive shall be entitled to paid vacation in accordance with the standard written policy of the Company with regard to vacations of employees.

   The Executive shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of the Company.

   5.6 Retirement Benefit SERP. If the Executive remains with the Company for the entire term of this Agreement, with Philip Marineau serving as the Chief Executive Officer, the Executive will receive full vesting in his Retirement Benefit SERP with an additional fifteen (15) years credited service added to his account.

   If the Executive remains with the Company for the entire term of this Agreement, and Philip Marineau is no longer serving as the Chief Executive Officer, the Executive will receive full vesting in his Retirement Benefit SERP with an additional twenty (20) years credited service added to his account.

   5.7 Perquisites. The Company shall provide to the Executive, at the Company's cost, all perquisites which are suitable to the position of President, Levi Strauss Americas including, for 2000, a company car allowance of $7,000 per year for leasing a car plus gas/maintenance, insurance and parking and an annual allowance of $12,500 to include health club, tax prep, financial counseling and non-covered medical expenses. The Company will use independent surveys to set such perquisite amounts, if any, in future years. Any amounts paid under this
Section 5.7 will be included in the Executive's gross income for tax purposes.

   5.8 Right to Change Plans. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to executive employees generally.

Section 6. Expenses

   Upon presentation of appropriate documentation, the Company shall pay, or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive's participation is in the best interest of the Company.

Section 7. Employment Terminations

   7.1 Termination Due to Death. In the event the Executive's employment is terminated while this Agreement is in force by reason of death, the Company's obligation under this Agreement shall immediately expire.

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   Notwithstanding the foregoing, the Company shall be obligated to pay to the
Executive's Beneficiary or estate the following:

       (a) Base Salary through the effective date of the Executive's employment termination;

       (b) An amount equal to the Executive's unpaid targeted Annual Bonus award, established for the year in which the Executive's effective date of employment termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the effective date of termination, and the denominator of which is three hundred sixty-five (365);

       (c)  Accrued vacation pay through the effective date of termination; and

       (d) All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

   The benefits described above shall be paid in cash to the Executive's Beneficiary or estate in a single lump sum as soon as practicable following the Executive's death. Any other payments due shall be paid in accordance with the terms of such applicable plans or programs.

   7.2 Termination Due to Disability. In the event that the Executive becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties herein for a period of more than ninety (90) calendar days in the aggregate, during any period of twelve (12) consecutive months, or in the event of the Board's reasonable expectation that the Executive's Disability will exist for more than a period of ninety (90) calendar days, the Company shall have the right to terminate the Executive's active employment as provided in this Agreement. However, the Board shall deliver written notice to the Executive of the Company's intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination.

   If the Executive and the Company shall not be in agreement as to whether the Executive has suffered a Disability for the purposes of this Agreement, the matter shall be referred to a panel of three medical doctors, one of which shall be selected by the Executive, one of which shall be selected by the Company, and one of which shall be selected by the two doctors as so selected, and the decision of a majority of the panel with respect to the question of whether the Executive has suffered a Disability shall be binding upon the Executive and the Company. The expenses of any such referral shall be borne by the party against whom the decision of the panel is rendered. The Executive may be required by the Company to submit to medical examination at any time during the period of his employment hereunder, but not more often than quarter-annually, to determine whether a Disability exists for the purposes of this Agreement.

   Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

       (a) Base Salary through the effective date of the Executive's employment termination;

       (b) An amount equal to the Executive's unpaid targeted Annual Bonus award, established for the year in which the Executive's effective date of employment
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            termination occurs, multiplied by a fraction, the
            numerator of which is the number of completed days in the then-existing fiscal year through the effective date of termination, and the denominator of which is three hundred sixty-five (365);

       (c)  Accrued vacation pay through the effective date of termination; and

       (d) All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

   The benefits described above shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Executive's employment termination, but in no event beyond thirty (30) days from such date. Any other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or agreements.

   7.3 Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by giving the Chief Executive Officer and the Board of Directors of the Company written notice of his intent to terminate, delivered at least sixty (60) calendar days prior to the effective date of such termination. The termination shall automatically become effective upon the expiration of the sixty (60) day notice period.

   Upon the effective date of such termination, following the expiration of the sixty (60) day notice period, the Company shall pay the Executive his full Base Salary and accrued vacation pay, at the rate then in effect, through the effective date of termination, plus all other benefits to which the Executive has a vested right to at that time (for this purpose, the Executive shall not be paid an Annual Bonus with respect to the fiscal year in which voluntary termination under this section occurs). With the exception of the covenants contained in Section 12 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

   7.4 Involuntary Termination by the Company without Cause or Termination by the Executive for Good Reason. At all times during the term of this Agreement, the Chief Executive Officer with the Board's approval may terminate the Executive's employment for reasons other than death, Disability, Retirement, or for Cause, by providing to the Executive a Notice of Termination, at least sixty
(60) calendar days prior to the Effective Date of Termination. Furthermore, at all times during the term of this Agreement, the Executive may terminate his employment for Good Reason by providing to the Company a Notice of Termination, at least sixty (60) calendar days prior to the Effective Date of Termination.

   Upon the Effective Date of Termination, following the expiration of the sixty
(60) day notice period, the Company shall pay to the Executive in a lump sum an amount equal to two times (2x) the sum of the Executive's annual Base Salary plus two times (2x) the Executive's most recent targeted Annual Bonus established for the fiscal year in which the Executive's Effective Date of Termination occurs.

   In addition, the Executive will also be entitled to an amount equal to any gain on the vested portion of the Executive's Leadership Shares. Provided, however, that if the Executive terminates

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employment for Good Reason, all Leadership Shares will immediately vest and will be paid out according to the terms of the Leadership Shares plan.

   Finally, the Company shall pay the Executive all other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program. Provided that in the event the Executive terminates employment for Good Reason, the Executive will be immediately vested in the Retirement Benefit SERP as described in Section 5.6 above.

   The Company and the Executive thereafter shall have no further obligations under this Agreement.

   The benefits described in this Section 7.4 shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Executive's employment termination, but in no event beyond thirty (30) days from such date. Any payments made under the Leadership Shares plan will be made in accordance with the provisions of such plan. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or agreement.

   7.5 Termination for Cause. Nothing in this Agreement shall be construed to prevent the Chief Executive Officer with the Board's approval from terminating the Executive's employment under this Agreement for Cause.

   In the event this Agreement is terminated by the Chief Executive Officer and the Board for Cause, the Company shall pay the Executive his Base Salary and accrued vacation pay through the effective date of the employment termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement, except for the provisions set forth in
Section 12, which shall survive such termination.

Section 8. Change in Control

   8.1 Employment Termination within twelve (12) calendar months following a Change in Control. During the term of this Agreement, the Executive shall be entitled to receive from the Company CIC Severance Benefits if there has been a Change in Control of the Company and if, within twelve (12) calendar months following the Change in Control, a Notice of Termination for a Qualifying Termination of the Executive has been delivered. The Executive shall not be entitled to receive CIC Severance Benefits if he is terminated for Cause (as provided in Section 7.5 herein), or if his employment with the Company ends due to death, Disability, or Retirement or due to voluntary termination of employment by the Executive without Good Reason. CIC Severance Benefits shall be paid in lieu of all other benefits provided to the Executive under the terms of this Agreement.

   8.2 Qualifying Termination. The occurrence of any one or more of the following events within twelve (12) calendar months following the effective date of a CIC of the Company shall trigger the payment of CIC Severance Benefits to the Executive under this Agreement:

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       (a)  An involuntary termination of the Executive's employment by the
            Company for reasons other than Cause, death, Disability, or Retirement as evidenced by a Notice of Termination delivered by the Company to the Executive;

       (b) A voluntary termination by the Executive for Good Reason as evidenced by a Notice of Termination delivered to the Company by the Executive; or

       (c) The Company or any successor company materially breaches any material provision of this Agreement.

   8.3 Severance Benefits Paid upon a Qualifying Termination. In the event the Executive becomes entitled to receive CIC Severance Benefits, the Company shall pay to the Executive and provide him the following:

       (a) A lump-sum amount equal to two (2x) times the Executive's annual Base Salary in effect at the time of the Executive's Effective Date of Termination.

       (b) A lump-sum amount equal to two (2x) times the Executive's targeted Annual Bonus award established for the plan year in which the Executive's Effective Date of Termination occurs.

       (c) Accelerated vesting of all long-term incentive plans including the Executive's Leadership Shares and full vesting, with the additional years of service as described in Section 5.6 above, with respect to the Executive's Retirement Benefit SERP; and

       (d) The aggregate benefits accrued by the Executive as of the Effective Date of Termination under any savings and retirement plan sponsored by the Company, shall be distributed pursuant to the terms of the applicable plan. Compensation which has been deferred under the Levi Strauss & CO. Deferred Compensation Plan or other plans sponsored by the Company, as applicable, together with all interest that has been credited with respect to any such deferred compensation balances, shall be distributed pursuant to the terms of the applicable plan.

   8.4 Form and Timing of Severance Benefit. The CIC Severance Benefit described in Section 8.3(a) through (d) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Executive's Effective Date of Termination, but in no event beyond thirty (30) days from such event; provided, however, that the Leadership Shares shall be paid out in accordance with the terms of the Leadership Shares plan. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

   8.5 Excise Tax. To the extent any of the payments under this Section 8 are considered parachute payments under Section 280G of the Code, the Executive may elect to receive all of the payments in Section 8 in full (as described above) or he may elect to be capped for excise tax purposes under Section 4999 of the Code.

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Section 9. Assignment

   9.1 Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires assets that generated fifty (50%) percent or more of the Company's total net sales (as set forth in the audited financial statements for the most recently ended fiscal year) in one or a series of related transactions over the immediately preceding twenty-four (24) month period. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

   Failure of the Company to obtain the agreement of any successor to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive to benefits from the Company in the same amount and on the same terms as the Executive would be entitled to receive in the event of a termination of employment without Cause as provided in Section 7.4 (failure not related to a Change in Control) or 8.3 (if the failure of assignment follows or is in connection with a Change in Control). Except as herein provided, this Agreement may not otherwise be assigned by the Company.

   9.2 Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

Section 10. Legal Fees and Notice

   10.1 Payment of Legal Fees. The Company shall not pay any of the legal fees or other expenses incurred by the Executive as a result of the Executive contesting the validity, enforceability, or interpretation of this Agreement.

   10.2 Notice. Any notices, requests, demands, or other communications provided by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

Section 11. Miscellaneous

   11.1 Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

   11.2 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

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

   11.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

   11.4 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

   11.5 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

   11.6 Beneficiaries. Any payments or benefits hereunder due to the Executive at the time of his death shall nonetheless be paid or provided and the Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

   11.7 Payment Obligation Absolute. The Company's obligation to make the payments and the arrangement provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Subject to the provisions set forth in Sections 7.4, 8.4, and all of Section 12, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

   11.8 Contractual Rights to Benefits. Subject to approval by the Company's Personnel Committee and ratification by the Board of Directors, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

   11.9 Specific Performance. The Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company will likely have no adequate remedy at law if the Executive shall fail to perform any of his obligations hereunder. The Executive therefore confirms that the Company's right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements, and other provisions of this Agreement specifically performed by the Executive and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Executive.

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Section 12. Confidentiality and Noncompetition

   12.1 Disclosure of Information. The Executive recognizes that he has access to and knowledge of confidential and proprietary information of the Company which is essential to the performance of his duties under this Agreement. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

   12.2 Covenants Regarding Other Employees. During the term of this Agreement, and for a period of twelve (12) months following the Executive's termination of employment for any reason, the Executive agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company or to interfere in a similar manner with the business of the Company.

   12.3 Noncompete Following a Termination of Employment. From the Effective Date of this Agreement until twelve (12) months following the Executive's termination of employment as set forth in Sections 7.4 or 8.2 , the Executive will not: (a) be an employee, agent, director, advisor, or consultant to or for any competitor of the Company, whether on his own behalf or on behalf of any person; or (b) undertake any action to induce or cause any customer or client to discontinue any part of its business with the Company.

Section 13. Governing Law

   The internal laws of the State of California, United States of America without reference to any principles concerning conflicts of law, shall govern the validity of this Agreement.

Section 14. Indemnification

   Subject to Section 10, the Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgements, costs, expenses, losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement.


                                       Executive:


                                       ---------------------------
                                       James Lewis



                                       Levi Strauss & Co.:


                                       ---------------------------
                                       Philip A. Marineau
                                       President and Chief Executive Officer


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